Exhibit 99.1

Eaton Communications Eaton Center Cleveland, OH 44122 tel: +1 (440) 523-5150 scottrschroeder@eaton.com

Date	June 16, 2015
For Release	Immediately
Contact	Scott Schroeder, Media Relations +1 (440) 523-5150
Donald Bullock, Investor Relations +1 (440) 523-5127

Eaton Board Names Craig Arnold President and COO, Effective Sept. 1, 2015; Alexander Cutler to Retire as Chairman and CEO on May 31, 2016; Arnold to Succeed Cutler as Chairman and CEO on June 1, 2016

•	Richard H. Fearon and Arnold Appointed to Board of Directors

•	Revathi Advaithi to Lead Electrical Sector; Thomas S. Gross to Retire

•	Uday Yadav to Lead Industrial Sector, Succeeding Arnold

DUBLIN, Ireland … The Board of Directors of power management company Eaton (NYSE:ETN) today announced a number of senior leadership appointments in anticipation of Chairman and Chief Executive Officer Alexander M. “Sandy” Cutler’s retirement at the end of May 2016. The appointments are the result of the Board’s multi-year succession management process to continue the evolution of Eaton’s strategy and performance capabilities and to sustain the company’s values-based culture.

Craig Arnold, 55, has been appointed president and chief operating officer of Eaton and a member of the board of directors, effective Sept. 1, 2015. Arnold will be appointed chairman and chief executive officer of Eaton on June 1, 2016. Cutler, who has been Eaton’s chairman and chief executive officer since August 2000, will retire on May 31, 2016, having reached Eaton’s mandatory CEO retirement age of 65.

“Our entire board wishes to congratulate Craig on his promotion and to thank Sandy for his ongoing outstanding leadership and strategic vision,” said Ned C. Lautenbach, the lead director of Eaton’s board of directors. “We have had the opportunity to work closely with Craig and admire his keen intellect and impressive record of accomplishments.”

Cutler added, “We are fortunate to have an extraordinary leader in Craig Arnold, who has a rich history of experience and achievement at Eaton. He is uniquely qualified to lead our company to continued success as a global power management company.”

Arnold has been vice chairman, president and chief operating officer of the Industrial Sector since 2009, with additional leadership responsibility for the Asia Pacific and Latin America regions. He joined Eaton in 2000 as senior vice president and group executive of the Fluid Power Group. Prior to that, Arnold held multiple senior leadership positions with General Electric in the United States, Europe and Asia.

Arnold has a master’s degree in business administration from Pepperdine University and a bachelor’s degree from California State University. He serves as a board member of Medtronic plc and several community organizations, including University Hospitals of Cleveland and the Salvation Army of Greater Cleveland. His prior board service includes the boards of Unocal Corporation and Covidien plc.

The Board also announced that Richard H. Fearon has been appointed a member of Eaton’s board of directors, effective Sept. 1, 2015. He will continue to serve as chief financial and planning officer, a position he has held since 2002, and as vice chairman of Eaton.

“Rick’s understanding of global financial markets and his close connection to our shareholders and investors continue to serve Eaton well,” Cutler said. “His strategic leadership and business development expertise have been key to our transformation into a global power management company.”

Fearon has held senior leadership positions at Transamerica, NatSteel, The Walt Disney Company and consulting firms Booz Allen Hamilton and the Boston Consulting Group. Fearon has a master’s in business administration from the Harvard Business School, a Juris Doctor from Harvard Law School, and a bachelor’s degree in economics from Stanford University. He also serves on the board of PolyOne Corp. and several community organizations, including Playhouse Square and the Cleveland Museum of Art.

Eaton also announced that, in keeping with his long-time personal plans, Thomas S. Gross, vice chairman, president and chief operating officer of the Electrical Sector, will retire from the company Aug. 31, 2015.

“Tom has done an extraordinary job leading our Electrical Sector and integrating Cooper Industries, the largest acquisition in our history,” Cutler said. “From his earliest assignment as our first vice president of the Eaton Business System to his most recent assignment leading the Electrical Sector and the EMEA region, Tom has been a force in propelling Eaton’s growth. We wish him a long and healthy retirement.”

Revathi Advaithi, currently president, Electrical Americas region, has been appointed chief operating officer, Electrical Sector, succeeding Gross, effective Sept. 1, 2015. She will also have corporate responsibility for the EMEA region.

Advaithi joined Eaton in 1995 as a manufacturing supervisor at the Shawnee, Oklahoma facility and then held several roles in the United States and Europe. She left Eaton in 2002 and rejoined the company in 2008 as vice president and general manager of the Electrical Components Division and was later promoted to president of Eaton’s Electrical Sector’s Asia Pacific region. She has a bachelor’s degree in mechanical engineering from the Birla Institute of Technology and Science in Pilani, India, and a master’s in international business from Thunderbird – Garvin School of International Business in Glendale, Arizona.

Uday Yadav, currently president, Aerospace Group, has been appointed chief operating officer, Industrial Sector, succeeding Arnold, effective Sept. 1. He will also have corporate responsibility for the Asia Pacific and Latin America regions.

Yadav joined Eaton in 1994 and has served as executive vice president, Eaton Business System, president of the Asia Pacific region for the Eaton Hydraulics Group, and vice president, Supply Chain Management of the Fluid Power Group, director and general manager of Eaton’s Global Hose Division and local managing director for Eaton in India. Prior to joining Eaton, Yadav worked with Lucas Engineering and Systems and Aeroquip Vickers. Yadav holds a double degree with honors in engineering and business from Nottingham Trent University in the United Kingdom.

Cutler said, “I am enormously proud of our Eaton team and these announcements reflect the outstanding breadth and depth of capability that we have in our leadership team.”

Eaton is a power management company with 2014 sales of $22.6 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 102,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.

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